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                                                                   Exhibit 23.1

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-59848) and related Prospectus of Young Broadcasting Inc. for the registration of $500,000,000 10% Senior Subordinated Notes due 2011 and to the incorporation by reference therein of our report dated February 2, 2001 with respect to the consolidated financial statements and schedule of Young Broadcasting Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                                /s/ Ernst & Young LLP


New York, NY
August 13, 2001